Exhibit 11.1


Computation of net loss per share and unaudited pro forma net loss per share


                                              Period from
                                              inception                   Year ended                 Nine months ended
                                             (May 5, 1995)               December 31,                  September 30,
                                               through           --------------------------     -----------------------------
                                           December 31, 1995       1996             1997            1997            1998
                                           -----------------       ----             ----            ----            ----
                                                              (in thousands, except per share data)
Basic and diluted net loss per share:

Net loss                                       $  (188)          $(1,698)        $(7,425)         $(4,548)        $(7,988)
                                               =======           =======         =======          =======         =======

Basic and diluted weighted average
  common shares outstanding                      2,200             1,743           1,687            1,584           2,813
                                               =======           =======         =======          =======         =======

Basic and diluted net loss per share           $ (0.09)          $ (0.97)        $ (4.40)         $ (2.87)        $ (2.84)
                                               =======           =======         =======          =======         =======




                                                  Year ended                Nine months
                                                 December 31,           ended September 30,
                                                    1997                       1998
                                                 ------------           -------------------
                                                (in thousands, except per share data)
Unaudited pro forma basic and diluted
  net loss per share:

Net loss                                          $(7,425)                 $(7,988)
                                                  =======                  =======

Unaudited pro forma basic and diluted
  weighted average shares outstanding:

    Shares attributable to common stock (1)         2,515                    3,237

    Shares attributable to the assumed
      conversion of Preferred Stock upon
      closing of an initial public offering         2,863                    3,817
                                                  -------                  -------

Unaudited pro forma basic and diluted
  weighted average shares                           5,378                    7,054
                                                  =======                  =======

Unaudited pro forma basic and diluted
  net loss per share                              $ (1.38)                 $ (1.13)
                                                  =======                  =======


(1) Includes outstanding common stock subject to repurchase under a stock restriction agreement which lapses upon the consummation of the Offering.